                                                                  Exhibit 12.1

                            PARK OHIO INDUSTRIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)

                                                THREE MONTHS ENDED                             YEAR ENDED
                                                     MARCH 31,                                DECEMBER 31,
                                               --------------------    -----------------------------------------------------------
                                                 2005        2004        2004        2003         2002          2001        2000
                                               -----------------------------------------------------------------------------------
Earnings (loss) before Income Taxes            $  7,078    $  6,459    $ 17,933    $(11,523)    $(11,044)    $(36,844)    $  7,906
Less Capitalized Interest
Fixed Charges                                     7,381       6,981      34,942      29,572       31,206       35,320       35,084
                                               -----------------------------------------------------------------------------------
Earnings available for Fixed Charges           $ 14,459    $ 13,440    $ 52,875    $ 18,049     $ 20,162     $ (1,524)    $ 42,990

Fixed Charges:
Interest Component of Rent Expense                  922         845       3,529       3,421        3,583        4,212        4,272
Interest Expense                                  6,459       6,136      31,413      26,151       27,623       31,108       30,812
Interest Capitalized
Amortization of Deferred Financing Costs(1)
                                               -----------------------------------------------------------------------------------
Total Fixed Charges                            $  7,381    $  6,981    $ 34,942    $ 29,572     $ 31,206     $ 35,320     $ 35,084
                                               ===================================================================================

Ratio of Earnings to Fixed Charges                  2.0         1.9         1.5          (2)          (2)          (2)         1.2

(1) Included in Interest Expense

(2) Earnings were inadequate to cover fixed charges for the years ended December 31, 2003, 2002 and 2001, and the coverage deficiency totaled $11,523, $11,044 and $36,844, respectively.